Exhibit 99.1

Contacts:	Jon Gacek Chief Financial Officer ADIC (425) 881-8004	Stacie Timmermans Investor Relations ADIC (425) 881-8004

ADIC® REPORTS FOUR CENTS EPS IN SECOND QUARTER

ON TEN PERCENT REVENUE GROWTH TO $116.4 MILLION

—SALE PROCESS, ROCKSOFT PURCHASE CONTINUE; CASH TOTALS $264 MILLION –

REDMOND, WASHINGTON – May 18, 2006 – ADVANCED DIGITAL INFORMATION CORPORATION (NASDAQ/NMS Symbol: ADIC) today announced second quarter earnings of $2.2 million, or four cents per share, on sales of $116.4 million versus income of $733,000, or one cent per share, on sales of $106.2 million during the same quarter last year. The Company earned $3.5 million, or six cents per share, during the immediately preceding quarter on sales of $119.2 million. For the six months ended April 30, 2006, the Company earned $5.7 million compared to $463,000 during the first six months of fiscal 2005.

Net income for the second quarter and first six month periods grew nearly $1.5 million and $5.2 million compared to the same periods in the prior year despite inclusion of $1.3 million and $2.7 million, respectively, in non-cash stock compensation expense recognized during those periods. As a result of new accounting standards, the Company began including non-cash stock compensation expense in its results beginning in fiscal 2006. Previous financial periods were not required to be restated to reflect this change.

“We are pleased to report results about as expected for this quarter as we navigate an important transition to new products in both branded and OEM channels,” according to Chair and CEO Peter van Oppen. “The spectacularly successful launch of our new Scalar® i500 midrange library, perhaps among the most successful new tape automation products in history, brings our innovative ADIC iLayer libraries, including both i500 and i2000-based models, up to nearly 50 percent of total product revenues for the quarter,” he said. During late April, the Company announced it had shipped more than 2,000 units based on the i500 platform in its first five months of availability.

On May 2, Quantum Corporation (NYSE:DSS), a global leader in storage, announced a definitive agreement under which Quantum will acquire ADIC for approximately $770 million. Details of the transaction are available through materials already filed with the SEC and further information will be available in subsequent filings. “We continue to estimate that this transaction could close within 3-4 months of the date it was originally announced,” van Oppen said. “Together, we expect to deliver tremendous value to both our shareholders and customers while building on our industry-leading iLayer technologies,” he said.

Separately, on March 14, the Company announced a definitive agreement to acquire Rocksoft Limited of Adelaide, Australia. Rocksoft’s patented data de-duplication software finds and eliminates redundant data, changing the fundamental economics of disk-based data protection and data transmission by improving the utilization of disk resources and data transmission networks. The strategic acquisition is expected to help ADIC customers manage, move, retain and protect their data more effectively on different kinds of storage resources. The acquisition is presently expected to be finalized during the first half of July.

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For the just completed second quarter, ADIC noted that overall gross profit as a percentage of sales was 27.7 percent, down from 30.8 percent reported during the same period a year ago and down approximately 170 basis points from the immediately preceding first quarter. The Company believes the rapid production ramp of new products and the initial mix of new product configurations contributed to these declines but continues to expect improving gross margins as unit volumes increase, procurement cost reductions take effect and product mix reflects forecast configurations. Service margins fell significantly compared to the same quarter last year, contributing approximately one percent, or 100 basis points to the overall gross margin decline from second quarter last year.

OEM revenues were up 17 percent from second quarter last year and down three percent sequentially, largely maintaining the high level established in the first quarter, with dramatic growth in new products being partially offset by anticipated declines in products reaching the end of their lifecycle. Total OEM revenue was approximately 42 percent of revenue for the second quarter, compared to 42 percent in the preceding period and 40 percent in the second quarter last year. Branded revenues, including software and service, were up five percent annually to 58 percent of revenue and down two percent sequentially. The strongest annual branded growth rates were in i500 and i2000 libraries as well as standalone software sales, significantly offset by declines in older library products.

Quarterly operating expenses were down three percent sequentially to $33.1 million and up one percent, or $433,000, from the second quarter last year. Operating expenses for the quarter include just over $1.0 million in non-cash stock compensation expense not included during the prior year period. Other income was a significant positive for the quarter representing primarily interest income and foreign currency transaction gains, including a hedging strategy gain associated with a pending acquisition.

Total cash and marketable securities were $264.0 million at the end of the period, down from $265.3 at the end of the first quarter. Subtracting reported cash flow from operations from November 1, 2005 through January 31, 2006 indicates second quarter cash flow from operations was $3.4 million, down from $15.0 million generated in the first quarter. The Company noted first quarter operating cash flow benefited from a $16.8 million reduction in accounts receivable while receivables grew approximately $1.4 million during the second quarter.

Second quarter 2006 results are unaudited. Final audited results for fiscal 2005 are available in the Company’s Annual Report on Form 10-K which was filed on January 17, 2006.

About ADIC

Advanced Digital Information Corporation (NASDAQ: ADIC) is a leading provider of Intelligent Storage™ solutions to the open systems marketplace. ADIC is the world’s largest supplier of automated tape systems using the drive technologies most often employed for backing up open system, client-server networks.* The Company’s data management software, storage networking appliances, and disk-based backup and restore solutions provide IT managers innovative tools for storing, managing and protecting their most valuable digital assets in a variety of disk and tape environments. ADIC storage products are available through a worldwide sales force and a global network of resellers, OEMs and partnerships, including Apple, Cray, Dell, EMC, Fujitsu-Siemens, HP, IBM and Sun. Further information about ADIC is available at www.adic.com.

*	Market Share: Gartner Dataquest, Tape Automation Systems Market Shares, 2004, F. Yale, August 2005. ADIC and Scalar are registered trademarks and Intelligent Storage is a trademark of Advanced Digital Information Corporation. All other trade or service marks mentioned in this document should be considered the property of their respective owners.

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About Quantum

Quantum Corp. (NYSE:DSS), a global leader in storage, delivers highly reliable backup, recovery and archive solutions that meet demanding requirements for data integrity and availability with superior price/performance and comprehensive service and support. Quantum offers customers of all sizes an unparalleled range of solutions, from leading tape drive and media technologies, autoloaders and libraries to disk-based backup systems. Quantum is the world’s largest volume supplier of tape automation, one of the leading providers of tape drives, and a pioneer in the development of disk-based systems optimized for backup and recovery. Quantum Corp., 1650 Technology Drive, Suite 700, San Jose, CA 95110, (408) 944-4000, www.quantum.com.

ADIC plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its shareholders a Proxy Statement/Prospectus, and Quantum plans to file with the SEC a Registration Statement on Form S-4, in connection with the proposed Merger. The Registration Statement and the Proxy Statement/Prospectus will contain important information about ADIC, Quantum, the Merger and related matters. Investors and shareholders are urged to carefully read the Registration Statement and the Proxy Statement/Prospectus when they are available. The Registration Statement and the Proxy Statement/Prospectus and other relevant materials (when they become available) and any other documents filed by ADIC or Quantum with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. Investors and shareholders may obtain free copies of the documents filed by ADIC with the SEC by contacting Investor Relations (425) 881-8004 or Invest@adic.com and of the documents filed by Quantum with the SEC from Quantum by contacting Investor Relations at (408) 944-4450 or IR@quantum.com.

ADIC and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of ADIC in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the Proxy Statement/Prospectus described above.

This release contains forward-looking statements relating to the Company’s future products and services and future operating results that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The words “expect”, “anticipate”, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company’s actual results include general economic trends, purchase deferrals by customers, acceptance of new products, success of new sales channels, technical competition or obsolescence, supply constraints, changes in market pricing, production problems and the Company’s ability to complete announced restructurings on schedule. Reference is made to the Company’s Annual Report on Form 10-K for the year ended October 31, 2005 for a more detailed description of factors that could affect the Company’s actual results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Conference Call

There will be a conference call to discuss second quarter results as well as the outlook for the remainder of fiscal 2006 at 1:30 p.m. PT (4:30 p.m. ET) on May 18, 2006. The call can be accessed live on our website at www.adic.com/ir.

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ADVANCED DIGITAL INFORMATION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share amounts)

(Unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2006	2005	2006	2005
Revenue:
Product	$101,568	$92,047	$206,910	$189,677
Service	14,828	14,124	28,727	27,314

Total revenue	116,396	106,171	235,637	216,991
Cost of revenue:
Product	72,312	63,268	145,395	131,803
Service	11,872	10,167	22,978	19,659

Total cost of revenue	84,184	73,435	168,373	151,462
Gross profit	32,212	32,736	67,264	65,529
Sales and marketing	17,935	16,227	35,382	32,909
General and administrative	6,218	6,418	13,107	12,691
Research and development	8,975	10,050	18,824	21,307

Operating profit (loss)	(916)	41	(49)	(1,378)
Other income, net	4,510	807	6,710	1,894

Income before provision for income taxes	3,594	848	6,661	516
Provision for income taxes	1,400	115	1,000	53

Net income	$2,194	$733	$5,661	$463

Basic net income per share	$0.04	$0.01	$0.09	$0.01

Diluted net income per share	$0.04	$0.01	$0.09	$0.01

Shares used in computing basic net income per share	61,997	63,313	61,808	63,556

Shares used in computing diluted net income per share	62,137	63,560	61,983	63,892

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ADVANCED DIGITAL INFORMATION CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	April 30, 2006	October 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$261,328	$131,554
Accounts receivable, net	90,092	105,879
Inventories, net	26,270	26,218
Marketable securities	2,661	121,025
Note receivable	5,046	—
Other current assets	19,371	15,895

Total current assets	404,768	400,571
Property, plant and equipment, net	42,293	42,499
Service parts for maintenance, net	24,967	26,491
Investments	2,930	3,485
Other non-current assets	24,630	23,041

	$499,588	$496,087

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Deferred revenue - current	$40,641	$39,910
Other current liabilities	66,591	77,637

Total current liabilities	107,232	117,547
Deferred revenue - long-term	19,266	18,242
Other long-term liabilities	200	400
Shareholders’ equity	372,890	359,898

	$499,588	$496,087

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ADVANCED DIGITAL INFORMATION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended April 30,
	2006	2005
Cash flows from operating activities:
Net income	$5,661	$463
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,673	12,901
Bad debt expense	(172)	454
Inventory obsolescence	2,120	924
Share-based compensation	2,694	—
(Gain) loss on securities and investment transactions	(55)	2
Gain on foreign exchange option contract	(1,098)	—
Accrued interest on note receivable	(46)	—
Deferred income taxes	(1,846)	185
Tax benefit from exercise of stock options	—	72
Excess tax benefit from exercise of stock options under SFAS 123R	(443)	—
Other	(54)	32
Change in assets and liabilities:
Accounts receivable	15,342	8,257
Inventories	(1,126)	7,364
Other current assets	(1,940)	(2,028)
Service parts for maintenance	(3,747)	(4,326)
Current liabilities	(11,774)	(6,144)
Deferred revenue	1,218	3,757

Net cash provided by operating activities	18,407	21,913

Cash flows from investing activities:
Purchase of property, plant and equipment	(7,883)	(7,057)
Purchase of marketable securities	(563,428)	(163,022)
Proceeds from maturities of marketable securities	668,770	108,525
Proceeds from sales of marketable securities	13,465	—
Issuance of note receivable	(5,000)	—
Purchase of other investments	(582)	(429)

Net cash provided by (used in) investing activities	105,342	(61,983)

Cash flows from financing activities:
Repurchase of common stock	—	(8,516)
Excess tax benefit from exercise of stock options under SFAS 123R	443	—
Proceeds from issuance of common stock for stock options, stock warrants and Stock Purchase Plan	4,330	1,784

Net cash provided by (used in) financing activities	4,773	(6,732)

Effect of exchange rate changes on cash	1,252	(188)

Net increase (decrease) in cash and cash equivalents	129,774	(46,990)
Cash and cash equivalents at beginning of period	131,554	94,695

Cash and cash equivalents at end of period	$261,328	$47,705

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